Liquidity Services, Inc. (NASDAQ:LQDT) Q4 2022 Earnings Conference Call December 8, 2022 10:30 AM ET
Company Participants
Bill Angrick - Chairman & CEO
Jorge Celaya - EVP & CFO
Conference Call Participants
Gary Prestopino - Barrington Research
George Sutton - Craig-Hallum
Operator
Welcome to the Liquidity Services, Inc. Fourth Quarter of Fiscal Year 2022 Financial Results Conference Call. My name is Carmen and I will be your host for today's call. Please note that this conference call is being recorded. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. On the call today are Bill Angrick, Liquidity Services' Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.
The following discussion and responses to your questions reflect Liquidity Services management's view as of today, December 8, 2022 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results is included in today's press release and in filings with the SEC, including the most recent Annual Report on Form 10-K. As you listen to today's call, please have the press release in front of you, which includes Liquidity Services' financial results as well as metrics and commentary on the quarter.
During this call, Liquidity Services management will discuss certain non-GAAP financial measures in its press release and filings with the SEC, each of which is posted on its website. You will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with the comparable GAAP measures as available. Liquidity Services management also use certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered as substitute for or superior to GAAP results.
At this time, I will turn the presentation over to Liquidity Services' CEO, Bill Angrick.
Bill Angrick
Good morning, and welcome to our Q4 earnings call. I'll review our Q4 performance and the progress of our business, and next, Jorge will provide more details on the quarter. We delivered strong EPS and adjusted EBITDA results during the quarter despite macro challenges, which limited the supply of vehicles in our marketplace. This performance reflects our efficient business model and diversified client portfolio.
During Q4, the strength of our buyer liquidity and a recessionary environment was on display as the number of auction participants and registered buyers on our platform grew 34% and 24% year-over-year, respectively. For the full year fiscal 2022, we generated a record number of auction participants and completed transactions on our platform, which provided outstanding results for our sellers.
We estimate that the lack of vehicles for our customers' fleet replacement cycles reduced our GMV by $10 million during the quarter. This combined with abnormally low conversion rates on share of sales in our government real estate vertical resulted in lower than expected GMV during Q4. While these are currently headwinds, we expect these trends to normalize and boost our business as we move through 2023.
For our full fiscal year 2022, we're proud of the focus and execution of our team. We continue to advance our strategic and operational objectives, which translated into a record $1.1 billion of GMV, up 29% over the prior year, GAAP net income of $40.3 million and $42.7 million non-GAAP adjusted EBITDA.
We also grew our registered buyer base to a record 4.9 million reflecting strong interest in our circular economy platform during this inflationary environment. As we commence fiscal year 2023, we remain focused on expanding our mindshare and position with commercial and government clients as the most trusted marketplace to manage value and sell surplus assets in the circular economy.
Despite near term headwinds in vehicle supply, we have a strong business pipeline and continue to see opportunities to reach $1.5 billion in annualized GMV and expand our technology enabled asset-light services to drive long-term shareholder value. Our expertise in diverse sectors, strong buyer base across numerous asset categories and global reach are continuing to provide advantages for our clients as they navigate this current volatile macro environment.

Let's take a closer look at the progress of each of our segments and how we are driving market share expansion. Our GovDeals segment is making excellent progress in expanding the growth in activity of customers on its marketplace. We continue to grow the number of new accounts and number of assets sold in the mid to high-single digit percentages each quarter despite the current headwinds of lower vehicle supply.
In fact, we set new records for these metrics during Q4. Additionally, we continue to make progress penetrating our GovDeals customer relationships as a one stop solution for all asset sales, including their highest value assets. For example, since fiscal 2020, our GMV per seller and a number of assets sold per seller on GovDeals have grown 44% and 19%, respectively. We're also committed to the relentless improvement of our platform and we'll be launching the next generation of our GovDeals marketplace in 2023.
The beta version of our new GovDeals marketplace was shared with select bidders in Q4 and was extremely well received, resulting in a 2x increase in our customer net promoter score. This bodes well for the future and we expect our modernized GovDeals platform and introduction of more data driven features will increase our recovery rates and lift GovDeals' GMV materially over time. As client vehicle replenishment cycles normalize, federal infrastructure spending takes hold and we continue our pace of account acquisition, we see the opportunity to significantly grow the size of our GovDeals business over the next three to five years.
In our Retail segment, our flexible service offerings have been well received by the marketplace as customers utilize both self-directed and fully managed solutions, leveraging our distribution center network to reduce supply chain costs and the sale of returns and shelf-pulled goods. Whilst some clients have held onto returned inventory to offer customers compelling early holiday deals, we have a strong new business pipeline and have won several new programs in the big box, omnichannel and pharmacy sectors, which has continued to diversify and grow our business portfolio in the Retail segment.
Our Retail segment has a large market opportunity driven by strong secular growth in the volume of return merchandise as customers continue to embrace online retail. For example, according to the National Retail Federation, retailers expect about 18% or $158 billion of merchandise sold during the holiday shopping season to be returned.
Our value-added services, in particular, have been highly prized by our Retail segment customers as they help our clients reduce their supply chain costs. Current results reflect that we are still early on and fully leveraging the investments we have made in three new distribution center facilities. We expect retail segment margins to improve as we further leverage this added operational capacity and drive productivity gains.
Our CAG segment continues to play the role of a trusted global market maker for high value equipment in the industrial supply chain. Our ability to support cross-border transactions and financial settlements among counterparties has been increasingly valued given the broad application and demand for the industrial assets we sell. For example, in a recent auction for biopharma assets in Europe for multiple Fortune 500 clients, we had over 100 bidders from 27 countries, including 17 bidders from China, where 60% of the assets were ultimately sold.
Our global reach was critical to getting our sellers the best execution. Indeed, our CAG solutions are well positioned to help industrial companies who are in a cost savings mode, manage through the current recessionary environment. We anticipate growth in the energy, biopharma and automotive verticals, in particular, and we have landed new mandates with major companies in these areas.
As COVID restrictions loosen in China, we have attractive growth opportunities in the APAC region, which have been limited recently. Finally, our CAG heavy equipment fleet category has strong upside potential. We grew our consignment heavy equipment vertical 36% year-over-year in fiscal 2022 and finished the year ahead of plan for signed contract, new sellers, transacted opportunities and net new revenue.
Finally, our Machinio segment continues to scale nicely with expanded coverage in more equipment categories and related services such as financing. We believe our Machinio digital advertising and storefronts solution offers business customers cost savings and convenience that are well suited to a recessionary environment.
We have recently launched a self-directed auction for smaller dealer customers to list their equipment directly on the Machinio marketplace and we're also offering transaction-based services to Machinio customers to unlock valuable liquidity for sellers. Finally, we've opened a new Machinio sales office in China and believe there is a significant growth opportunity for our Machinio classifieds marketplace and storefront platform in the China market over time.
In conclusion, we are focused on executing multiple drivers to create value for our shareholders over time. We've continued to enhance our brand awareness in the marketplace and plan to double our core business over the next three to five years, which will be aided by the normalization of supply chains and our leverage of the fixed investments we've made in sales, branding and marketing, technology and operational capacity.
Moreover, our capital efficient business with a strong operating cash flow, $98 million in cash and zero debt, provides us with ample flexibility to execute our plans. We've increased our authorized share repurchase capacity to $15 million and we will continue to deploy our capital on organic growth initiatives, share buybacks and tuck-in acquisitions.

In closing, we thank our team members across Liquidity Services for their dedication to our mission to power the circular economy to benefit sellers, buyers and the planet.
I'll now turn it over to Jorge for more details on the quarter.
Jorge Celaya
Good morning. We completed the fourth quarter of fiscal year 2022 with $283.3 million in GMV, which was up 16% from $244.4 million in the same quarter last year. Revenue for this fiscal fourth quarter was $75.2 million, up 7% from $70.3 million in the same quarter last year and includes the completion of a high purchase transaction volume by our CAG segment.
As a reminder, for our business model trend, higher growth of consignment, including growth in the real estate sector will lower our ratio of revenue as a percent of GMV and cause revenue to grow at a slower rate percent than GMV. This trend can be impacted in the reverse in any period where higher purchase transactions occur.
Specifically comparing segment results for this fourth quarter to the same quarter last year, our GovDeals segment was up 20% on GMV and 8% on revenue, including Bid4Assets. Our Retail RSCG segment was up 10% on GMV and up 6% on revenue. And our CAG segment was up 13% on GMV and up 6% on revenue, reflecting an increase in sales conducted with partner organizations that are fully reflected in GMV. Machinio revenue was up 18%.
GAAP net income for this fourth quarter was $8.3 million resulting in diluted GAAP earnings per share of $0.25. This includes a $4.5 million, or $0.14 per share non-cash gain from the reduction in fair value of the Bid4Assets earn-out liability as the expectation of the timing of real estate asset flows continued to shift outside of the earn-out period.
Non-GAAP adjusted EPS for the fourth quarter was $0.19, including approximately $0.03 of unfavorable impact to tax expense in the quarter for estimates of stock-based and other variable compensation. The total year 2022 effective tax rate was 15% on GAAP net income reflecting the non-taxable earn-out gain and 32% for adjusted net income.
Non-GAAP adjusted EBITDA was $12.3 million, up from the same quarter last year, primarily due to the higher revenue and reduced variable compensation expense versus the fourth quarter of last year to close out fiscal year 2022. This was partly offset by a lower average segment gross profit margin in CAG on its higher mix of purchase activity this quarter and the increased sales operations and technology expenses compared to a year ago.
We hold $97.9 million in cash, cash equivalents and short-term investments. We have generated operating cash flows of $44.8 million and performed $25.4 million of share repurchases on a trailing 12 month basis. We have zero debt and $25 million of available borrowing capacity under our credit facility. In the near term, our quarterly results can experience uncertainty in predictability as the current macroeconomic environment lends itself to hesitation by sellers and buyers in the timing of transactions for surplus assets in any given period.
As clarity over the direction or severity of global economic challenges unfold, we would anticipate having better visibility on growth in the short-term. As a company, we are confident in our business model and strategic direction. Our results in terms of revenue, profitability and cash have remained solid even during these turbulent times. Our first quarter of fiscal year 2023 guidance range for GMV is above the same period last year with year-over-year growth expected across our segments.
Relative to the fourth quarter of fiscal year 2022 sequentially, seasonality is a factor as GovDeals' GMV may experience a seasonal decline sequentially going into this next fiscal first quarter. Despite the expected year-over-year improvements in volume and buyer and seller activity, we also expect CAG GMV to decline sequentially on lower purchase transaction volume completed during this last fourth quarter of fiscal year 2022.
GovDeals is also experiencing continued headwinds from vehicle sales in both volume and pricing given constraints on sales of new vehicles that are resulting in a dampening of availability of used vehicles for sale. However, heavy equipment assets in both GovDeals and CAG remain robust. The Retail segment expects to continue to diversify its seller base, transitioning product flows in terms of sellers and categories. Overall, the company sees opportunities to gain market share across our segments.
Our profit guidance for the first quarter of fiscal year 2023 reflects expected year-over-year top line growth with higher labor costs and inclusive of increased sales technology and operations expense to support growth during 2023 across our segments. We expect that our effective tax rate overall during fiscal year 2023 will remain at approximately 30%.
Management guidance for the first quarter of fiscal year 2023 is as follows. We expect GMV to range from $265 million to $295 million. GAAP net income is expected in the range of $1 million to $4 million with a corresponding GAAP diluted earnings per share range from $0.03 to $0.12 per share. We estimate non-GAAP adjusted EBITDA to range from $7 million to $10 million.
Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.09 to $0.18 per share and the GAAP and non-GAAP EPS guidance assumes that we have between 33.5 million and 34 million fully diluted weighted average shares outstanding for the first quarter of fiscal year 2023.
We will now take your questions.

Question-and-Answer Session
Operator
Thank you. [Operator Instructions] And we have Gary Prestopino with Barrington Research. Your question please.
Gary Prestopino
Hi. Good morning, everyone. Hey, Bill. Couple of things here. Number one, you talked about the GMV being less than or being hit by headwinds on the vehicle side $10 million, and then you mentioned lower conversion rates on real estate. Is that a function of higher rates and sellers -- buyers and sellers not coming together on an agreed upon price? I mean, was the potential flow through of real estate where you thought it was going to be or the potential GMV post transaction completion?
Bill Angrick
Regarding the comment on the government real estate vertical, what we've observed, Gary, is that local counties have made decisions to defer share of sales in part due to consumer friendly advocacy, which is highlighting some residual COVID policies to allow people to get back current with their real estate forbearance or current recessionary pressures giving policy positions to defer some of these sales. We think that is likely to normalize and reverse in 2023, and, therefore, the sales will happen. So it's not a bid ask spread issue. It's really a policy position where people have held back the sales to allow them to become paid-off by the individual borrowers or owners.
The other thing I would note in the real estate area is, we have a very good pipeline and we have contracts that have been awarded that just haven't been implemented yet, and I think there has been somewhat of a backlog and how government agencies have been able to process their business. So again, part of a larger picture for us is that we do think these things, this logjam will clear out in 2023 and that will give us more visibility and actual GMV traction in the real estate vertical. The vehicles are a well-known industry wide phenomenon. We've had conversations with our government clients, our commercial clients.
There is significant backlog in how OEMs have been working their backlog down. According to a municipal fleet agency, they have said to us, there are at least 5 million orders on the books for vehicles that have been backlogged industry wide. So it gives you a sense of the order of magnitude that agencies and commercial owners, they want the vehicles, they have the money for the vehicles, it's just they're not being produced at the rate that fulfill their demand. And so as that flips from a headwind to a tailwind at some point, we think we'll benefit from it.
Gary Prestopino
Okay. And then, could you talk a little bit about this next generation launch for the GovDeals business? What is different in that new, I guess, it's a new product website that you planning out there?
Bill Angrick
Yeah. No, that's a great question, and I think it's a very important thing. The GovDeals user experience on the front end has been largely intact for over a decade, and there's a lot of functionality there, but it is not at the same level responsive design and data driven search and one-to-one marketing as you would see on our AllSurplus platform. And therefore, it's really about the front end user experience, it's about the taxonomy and the path to purchase being improved, it's about putting artificial intelligence tools in place like we have in our AllSurplus marketplace to guide buyers to the right assets quickly.
We think it's going to improve better participation and we think it's going to improve the ultimate GMV realized, all things equal, for everything we sell and the leverage there is meaningful because it's a good-sized marketplace. And we've got our beta in the hands of our test customers already, phenomenal feedback. As I mentioned, our net promoter score for those that have used the new site more than doubled, which is rare. So we think as that unfolds in 2023, it's just going to improve the path to purchase and the bidding activity and will improve pricing realized for the assets we sell for our government clients on GovDeals.
Gary Prestopino
Okay. Thanks. I'll let somebody else go.
Operator
One moment for our next question, please. And it comes from the line of George Sutton with Craig-Hallum. Please proceed.
George Sutton
Thank you. Bill, I'm curious, as you look at your retail segment, what is the ideal economic scenario for you to see success there in your view?
Bill Angrick
Well, in terms of the macro trends, one, you want to have robust growth in online sales -- online retail. We think that's a well-entrenched habit among consumers and we think that as a secular growth area in the economy. And that is the catalyst for our business, because the more that's sold online, as I noted, the NRF data, the more that's going to be returned, so over $150 billion of return system in the holiday season.
So that's a good thing. I think bargain hunting kind of environments are the good thing on the buyer side. So when we have a little bit of a ripple around recession, buyers are looking for deals. So they're going to be looking to save money and our buyer base has been very active, as I noted on our metrics. I think that's a positive.
In terms of the retailers themselves, I think retailers are kind of balancing wanting to have good deals and stock and we all got emails probably in October for holiday sales. So they pulled forward a lot of those Black Friday concepts earlier in the year. So they were holding some inventory maybe that they would have otherwise liquidated.
But I think as you get out of the holiday season, you're going to see normalization of flows into our reverse supply chain, and I think retailers are going to be looking to be continuing to invest in omnichannel experiences, continuing to invest in convenience through their core e-commerce platforms. I think the consumer -- the Bank of America data that came out says that consumers still have more savings than they had pre-pandemic. So it seems like the consumer is holding up.
I think that's net positive for the retail environment. And ultimately, we think that's helpful for us, the more spending on goods, the better we -- we have commented, George, how during the course of 2022 people have shifted their behavior from buying goods to buying services and experiences. So that affected retail at large in some of their same-store sales activity.
And I commented earlier in the year that we feel like that's going to reverse and people will normalize their spending behavior in 2023.So I don't have the crystal ball, are we going to have a soft landing as the Fed tightens or something that's a little harsher. We would like to see more of a soft landing. We'd like to see the consumer continue to have discretionary savings and continue to normalize to where they were in early 2022.
But even in the recession environment, our bargain frugal buyer base is a very strong competitive advantage. And I think if retailers have to cut costs and hollow out their corporate resources, they'll be more reliant on value-added services and facilities that Liquidity Services offer. So we think we're well positioned there.
George Sutton
Looking at the vehicles supply side, in a very hypothetical admittedly scenario of Carvana, which could end up liquidating, not making a prediction just it's a scenario suggestion, what would that potentially do for your business?
Bill Angrick
Specifically in the vehicle category?
George Sutton
Correct. If there is a whole lot of additional vehicles all of a sudden on the market from a supply perspective, what would that do for you?
Bill Angrick
Well, we -- yeah, well, I can tell you that we've had conversations with wholesale automotive dealers who are looking, in many cases, for the first time to utilize our marketplace platform and create a new channel for Liquidity. If vehicles are sitting unsold, that's not a good thing for these automotive wholesale dealerships. So we present our marketplaces another avenue for that asset class to be monetized, and we sell, as you know, a lot of vehicles in the used market and that Liquidity is an asset for anyone looking to manage their balance sheet in the vehicle industry.
George Sutton
Got you. And last question, I don't know if it was simply a throwaway line in your text, but you mentioned expanding mindshare with customers this year and that being a focus. Could you walk through how you're planning to expand that mindshare? Give us a little bit of a sense of the marketing plans.
Bill Angrick
Sure. Well, we've invested in expanding our corporate communications team to do, I think, very targeted brand awareness campaigns with these large corporate clients, and in many cases, government organizations to bring them the receipts, if you will, on the work that we've done, the actual transactions that we've completed. the case studies, the recovery that we generate.
And so its content that's created and then delivered through very targeted communication to influencers and decision makers that may not necessarily be direct clients of ours, but have oversight of the supply chain, operations, the CFO's office, the compliance office within global manufacturers, global retailers, government agencies and that might be delivered digitally, and it might deliver you to a case study or landing page and allow you to learn more.
We also have industry specific insights that we're delivering, for example, in automotive, energy and biopharma that gives you I think relevant data on the market making activity in those areas. So if you're CFO, I think it's really helpful to know what amount of balance sheet can I monetize to raise capital in a period where maybe we have to pull back some of our spending. I think that's been well received.
We also have presence as a thought leader and speaker in a number of government industry associations. We have national cooperative arrangements directly as a result of these efforts. So we are really just linking the data of our marketplace with insights and delivering that in a scalable way through a lot of digital marketing activities and we do have recognition happening, George, through sustainability awards, through vendor excellence awards with many of our clients, and those are shared through more of a traditional corporate communications, press release format.
George Sutton
So just to be clear, and just my final question, relative to spending for this objective, none of this sounds expensive. This seems simply leveraging of your existing data more so than anything. There was no needing to walk into Jorge's office for more dollars to achieve this.
Bill Angrick
Yeah. That's fair and the headcount associated with operationalizing these ideas, we've already accounted for.
George Sutton
Perfect. Thanks, guys.
Operator
Thank you. One moment for our next question, from Gary Prestopino with Barrington Research. Please proceed.
Gary Prestopino
Hi. Just a couple of questions picking up on that last thought process. I mean, last year, you said, you were going through a -- another kind of spending investment on sales, technology et cetera. Is that really about over in terms of having to add more people, put more power behind your technology initiatives?
I mean, your sales were up 8% last year. If you back out the reversal of the earn-out, it looks like your overall expenses were up about 11%. So I just want to get an idea as we go forward, can we expect to see more of an equilibrium or even maybe sales growth that would be in excess of the OpEx expenses in fiscal 2023?
Bill Angrick
In terms of the investments in expanding staff and operational capacity, you're correct, we took a step-up in fiscal 2022. We will not see the same step function growth in the period in 2023. I mentioned, we have three new facilities that we funded essentially over a 12 month period to support demand in the Retail segment in terms of the sales team and coverage.
We still feel like we're under penetrated, Gary, in many regions of the country. And it is an e-commerce platform, but we also know that having access to our team and our insights, that's helpful in attracting new clients and organizations, both in the government market and the commercial market. So areas like Florida, Southeast region, which has had a huge migration in terms of population, and therefore, flush with municipal revenues, that's an area that's under penetrated for us.
So we are going to continue to find ways to serve those areas. But we don't -- in terms of rate of growth of spend, that will moderate. And when I talked about the GovDeals monetization, we're leveraging technologies that we've already deployed to other places within Liquidity Services. So it's not a massive undertaking for us in terms of costs.
And it's an interesting time when you look at the amount of technology talent that's now in the marketplace. You've had massive layoffs in many of the big tech world. So we're always looking to be prudent and acquisitive if we can get great engineering talent through direct hires or outbound hires, but we don't see structurally any major step function increases in our spending.
Gary Prestopino
Okay. Thank you. I appreciate that.
Operator
Thank you. And I'm not showing any further questions at this time. Thank you, ladies and gentlemen. This concludes today's call. Thank you for participating and you may now disconnect.